EXHIBIT 10.02

 Wireless Xcessories Group, Inc.
 1840 County Line Road, Huntingdon Valley, Pa

 Code of Conduct and Ethics

Adopted effective March 24, 2006

It is the policy of Wireless Xcessories Group, Inc., the "Company") that all directors, officers and employees of the Company shall, to the best of their knowledge and ability, adhere to, comply with and advocate the principles set out in this code of conduct and ethics (the "Code") governing their professional and ethical conduct in the fulfillment of their responsibilities.

The purposes of the Code are to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to the U.S. Securities and Exchange Commission and in other public communications made by the Company;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Promote the prompt internal reporting of violations of the Code to appropriate persons of authority within the Company; and

•	Promote accountability for adherence to the Code.

The Code embodies principles to which all directors, officers and employees are expected to adhere and advocate. Any violations of the Code may result in disciplinary action, up to and including termination or removal, as applicable.

All directors, officers and employees of the Company will:

1.
Act with honesty and integrity, avoiding actual or apparent conflicts between personal and private interests and the interests of the Company, including refraining from receiving improper personal benefits as a result of holding a particular position with the Company;

2.	Not solicit or accept, for personal or other benefit, business or similar opportunities that could reasonably be expected to otherwise accrue to the benefit of the Company;

3.	Use corporate assets entrusted to them in a responsible manner and refrain from competing directly or indirectly with the Company or using corporate information or opportunities for personal gain;

4.
Where applicable, provide the U.S. Securities and Exchange Commission, the Company's stockholders, the investing public and other relevant constituencies with reports and information that is full, fair, accurate, timely and understandable;

5.
Endeavor to comply with applicable laws and regulations of federal, state, local and foreign governments and government agencies having jurisdiction over the Company and with applicable regulations of private or self-regulatory authorities having jurisdiction over the Company;

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6.
Act in good faith, responsibly with due care and diligence and without misrepresentation or omission of material facts and strive to maintain independent judgment in the performance and fulfillment of their duties and responsibilities;

7.	Promote ethical behavior among subordinates and peers at the Company;

8.
Respect the confidentiality of information acquired or obtained in the course of performance of their responsibilities, never use confidential information for personal advantage, and disclose confidential information of the Company or third parties only when such disclosure is legally required or is otherwise authorized.

9.
Not fraudulently influence, coerce, manipulate or otherwise mislead any auditor engaged in the performance of an audit or in the performance of any other service for the Company for the purpose of rendering the financial statements materially misleading or for any other improper purpose.

10.
Comply with other policies and procedures of the Company applicable to their positions and employment, including the Company's Insider Trading Policy and, to the extent applicable, the other policies and procedures of the Company set forth in the Company's Employee Handbook.

Any waiver of this Code of Ethics may be made only by the Company's Board of Directors (the "Board"). Any waiver of the code for any director or executive officer of the Company must be disclosed on Form 8-K within five days, or such shorter period as may be required under applicable regulation. It is the duty of each director, officer and employee of the Company to report violations of the Code promptly to the attention of the Company's Chief Executive Officer, Chief Financial Officer or to any member of the Audit Committee of the Board (the "Audit Committee"). If you have a concern about a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously, by sending or faxing an anonymous letter reporting your concern to the Company's Chief Executive Officer, Chief Financial Officer or any member of the Audit Committee. The Company will handle inquiries discretely and use reasonable efforts to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior or other matters of concern under the Code. No reprisals or retaliatory action may be taken against any employee of the Company or other person for reporting a violation of this Code. Any such action may constitute a violation of federal and state law as well as a violation of this Code and the Company's employment policies. The Board shall promptly determine, or designate appropriate persons (including, if so determined by the Board, the Audit Committee) promptly to determine appropriate actions to be taken in the event of violations of the Code by any director, officer or employee. In determining what actions are appropriate in a particular case, the Board (or its designee) shall take into account relevant information including the nature and severity of the violation, whether the violation was a single occurrence or a series of repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the director, officer or employee in question had committed other violations in the past. If the Board or the Audit Committee believes that it is necessary or appropriate to amend or modify this Code to achieve its objectives or to meet requirements of any regulatory authority (including any securities exchange or market) having jurisdiction over the Company, the Board shall adopt, or the Audit Committee shall recommend to the Board for adoption appropriate changes to this Code or other Company policies. It is the Company's intention that the Code be the Company's written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.